Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Key Mining Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(o)	-	-	$25,000,000	(1)	$147.60 per $1,000,000	$3,690.00	(2)
	Equity	Representative’s warrants	457(g)	-	-	-		-	-	(3)
	Equity	Common stock, par value $0.001 per share, issuable upon exercise of Representative’s warrants	457(o)	-	-	$1,250,000		$147.60 per $1,000,000	184.50	(4)
Total Offering Amounts						$26,250,000			$3,875,50
Total Fees Previously Paid									$3,690
Total Fee Offsets									$0
Net Fee Due									$184.50

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares of common stock the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the Representative’s Warrants is $1,250,000, which is equal to 5.0% of the aggregate number of shares of common stock sold in this offering, including any shares of common stock sold pursuant to the exercise of the underwriter’s option, at an exercise price equal to 125% of the public offering price per share.